Exhibit 10.3

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Doug Murphy-Chutorian (“Employee”) and Semler Scientific, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee began serving as the Company’s Chief Executive Officer (“CEO”) on October 31, 2012 and signed an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company on November 11, 2013 (the “Confidentiality Agreement”);

WHEREAS, the Company and Employee have entered into a stock option agreement or agreements granting Employee the option to purchase shares of the Company’s common stock (the “Employee Options”) subject to the terms and conditions of the Company’s 2014 Stock Incentive Plan (collectively with the Employee Options, the “Stock Agreements”);

WHEREAS, the Employee had purchased warrants from the Company and the Company has issued warrants to acquire 16,875 shares of the Company’s common stock at an exercise price of $4.00 per share (the “CEO Warrants”), which CEO Warrants expire July 31, 2023;

WHEREAS, on January 28, 2023 the Company agreed by unanimous written consent of the board of directors to repurchase of the CEO Warrants, at such date to be mutually agreed between the Company and Dr. Murphy-Chutorian prior to the expiration of the CEO Warrants, at a price equal to the fair market value of the CEO Warrants by reference to the closing price per share of the underlying shares on the day of sale and taking into account the exercise price payable for such shares;

WHEREAS, the Employee had purchased warrants from the Company and the Company has issued warrants to acquire 60,000 shares of the Company’s common stock at an exercise price of $4.50 per share (the “Other Warrants”), which Other Warrants expire July 31, 2023;

WHEREAS, Employee voluntarily resigned from Employee’s employment with the Company effective May 1, 2023 (the “Termination Date”);

WHEREAS, Employee is not required to enter into this Agreement to remain employed through May 1, 2023;

WHEREAS, Employee voluntarily resigned from employment as the Company’s CEO and President as of April 2, 2023 and will remain as a non-CEO employee through May 1, 2023, receiving his same monthly base salary of $37,500 for the month of April 2, 2023 through May 1, 2023;

WHEREAS, Employee will remain in his role on the Company’s Board of Directors (the “Board”), as a non-employee director and be entitled to receive compensation as a non-employee Board member on the same terms as the other non-employee members of the Board, including, but not limited to, the remainder of his current term as a Class III Director, which ends upon the Company’s annual meeting of stockholders in 2024; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.Consideration. So long as Employee (i) professionally and adequately transitions his duties through the Termination Date (as determined by the Company in its sole but reasonable discretion); and (ii) allows this Agreement to become effective:
a.Payment. The Company agrees to pay Employee a total of Four Hundred and Fifty Thousand Dollars (450,000.00), at the rate of Thirty-Seven Thousand Five Hundred Dollars ($37,500.00) per month, less applicable withholding taxes, for twelve (12) months, commencing within thirty (30) days following the Termination Date, in substantially equal installments in accordance with the Company’s regular payroll practices.
b.COBRA. If Employee timely elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay the premium, less applicable withholdings, for Employee and Employee’s covered dependents during the period from the Termination Date through the earlier of (i) nine (9) months following the Separation Date or (ii) the date Employee and Employee’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s) (and Employee agrees to promptly notify the Company of such eligibility). Notwithstanding the foregoing, if the Company determines in its discretion that continued payment of such premiums is or may be discriminatory under Section 105(h) of the Code; provided, further, that the continuation of health benefits under this Subsection shall reduce and count against the rights of the Employee, the Employee’s spouse and dependents under COBRA.
c.Post-Termination Exercise Period Extension. The Company has approved an extension to the post-termination exercise period of each option set forth on Exhibit B and designated as a non-statutory stock option until the original expiration date of the option.
d.CEO Warrant Repurchase. No later than July 31, 2023, Employee and the Company shall enter into the Warrant Repurchase Agreement that is attached hereto as Exhibit A, providing for the repurchase at fair market value of the shares of Company common stock underlying the CEO Warrants net of the aggregate exercise price.

e.Acknowledgement. Employee acknowledges that without this Agreement, Employee is otherwise not entitled to the consideration described in this section.
2.Equity Awards. The Parties agree that for purposes of determining the aggregate number of shares of the Company’s common stock that Employee is eligible to purchase from the Company pursuant to the exercise of outstanding options, Employee will be considered to have continued vesting in such options up to and through the Termination Date. Employee acknowledges and agrees that as of the Termination Date, Employee will have vested in Seven Hundred Sixty-One Thousand (761,000) option shares, as set forth on Exhibit B.
3.Benefits. Employee’s health insurance benefits will cease on the last day of May 2023, subject to Employee’s right (if any) to continue Employee’s health insurance under COBRA. Employee’s participation in all benefits and incidents of employment ceased as of the Termination Date.
4.EMPLOYEE UNDERSTANDS THAT NEITHER THIS AGREEMENT NOR THE COURSE OF EMPLOYEE’S EMPLOYMENT WITH THE COMPANY, OR ANY OTHER SERVICE TO THE COMPANY, GIVE OR GAVE EMPLOYEE ANY RIGHT, CONTINUING OR OTHERWISE, TO THE REVENUES AND/OR PROFITS OF THE COMPANY AND/OR ANY OTHER RELEASEE (AS DEFINED BELOW) OR ANY OTHER INTEREST, ECONOMIC OR OTHERWISE, IN THE COMPANY AND/OR ANY OTHER RELEASEE (AS DEFINED BELOW).
5.Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement and Employee’s compensation through the Termination Date, the Company has provided all salary, wages (including overtime wages if applicable), bonuses, paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee. To be clear, Employee has earned his full bonus for Q1 2023 and said bonus will be paid out by the Company to the Employee in the normal course of business.
6.Employee’s Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, subsidiaries, parents, predecessor and successor corporations and assigns, and professional employer organization or co-employer (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Employee signs this Agreement, including, without limitation:

a.any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;
b.any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
c.any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, fraudulent inducement, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;
d.any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Immigration Control and Reform Act, the California Family Rights Act, the California Labor Code, the National Labor Relations Act, the California Fair Employment and Housing Act; and any other similar statutes, regulations or laws;
e.any and all claims for violation of the federal or any state constitution;
f.any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
g.any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and
h.any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section will be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement.  This release does not release claims that cannot be released as a matter of law, including but not limited to any rights Employee may have to benefits and/or the right to seek benefits under applicable unemployment compensation statutes.

7.Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date the Employee signs this

Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has at least twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement; (d) this Agreement will not be effective until after the revocation period has expired (“Effective Date”); and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.
8.Company’s Release of Claims. In consideration for Employee signing this Agreement, the Company, on behalf of itself and the Releasees, hereby irrevocably and unconditionally releases Employee from any and all claims, causes of action, debts, damages, losses, penalties and obligations of any nature whatsoever arising out of Employee’s employment that the Company may have or hereafter have against Employee arising from incidents or events occurring before the date the Company signs this Agreement, with the exception of claims, causes of action, debts, damages, losses, penalties and obligations related to, arising out of, or resulting from: (i) breach(es) of the Confidentiality Agreement; (ii) misappropriation of trade secrets; (iii) intellectual property infringement; (iv) gross and willful misconduct.
9.Unknown Claims/California Civil Code Section 1542. Employee acknowledges that Employee has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee, being aware of said code section, agrees to expressly waive any rights Employee may have thereunder, as well as under any other statute or common law principles of similar effect.

10.No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that

Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.
11.Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including (without limitation) the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information; provided that Employee hereby acknowledges receipt of the following notice required pursuant to 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Employee acknowledges that during the course of Employee’s employment with the Company, Employee had access to a number of highly confidential materials, and Employee specifically represents that Employee will refrain from using any such confidential information in the future. Unless provided elsewhere in this Agreement, Employee affirms that Employee has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company. Employee represents that Employee has not misused or disclosed any confidential or proprietary information or trade secrets of the Company to any unauthorized party.
12.No Cooperation. Subject to the Permitted Disclosures and other Protected Actions paragraph, Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless compelled to do so under a subpoena, court order, or upon written request from governmental entity or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena, court order, or written request, and to furnish a copy of the foregoing, within three (3) business days of its receipt. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee will state no more than that Employee cannot provide counsel or assistance.
13.Mutual Nondisparagement. Employee shall not engage in conduct or disclose any information to the public or any third party which (i) discredits or disparages the Company and/or its respective officers, directors, shareholders or clients; or (ii) is detrimental to the reputation, character or standing of the Company and/or any of its respective officers, directors, shareholders or clients. Nothing in this agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Likewise, the officers and directors of the Company agree that they will not disparage Employee in any manner likely to be harmful to Employee’s professional or personal reputation and/or livelihood in any official Company statements made in response to third-party inquiries. Employee understands that the Company’s obligations in the prior sentence extend only to the Company’s current executive officers and members of its Board of Directors and only for so long as each officer or member is an employee or Director of the Company. Notwithstanding anything in this section, however, Employee and/or the Company’s officers and directors may respond accurately and fully to any inquiry or request for information when required by a legal process without breaching this section.
14.Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that in the event a third-party has determined any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement will entitle the Company to cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as prohibited by law.
15.Indemnification. Nothing in this Agreement releases any rights to indemnification Employee may have under applicable law or under the indemnification agreement Employee entered into with the Company (the “Indemnification Agreement”).
16.Cooperation. Employee agrees to fully cooperate with, and to assist the Company in connection with any regulatory or other legal actions which are pending, or which may be filed, by or against the Company by third parties relating to circumstances in which Employee may have been involved during Employee’s employment with the Company, or as to which Employee otherwise may have personal knowledge, including without limitation, consulting with the Company, or its attorneys in such actions or proceedings, or serving as a witness for the Company therein; provided that Employee’s assistance with such matters shall not unreasonably interfere with Employee’s subsequent employment or his efforts to obtain such employment. The Company will reimburse Employee for Employee’s reasonable out-of-pocket expenses incurred in providing any such assistance.
17.No Admission of Liability. Employee understands and acknowledges that with respect to all claims released herein, this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, will be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.
18.Costs. The Parties will each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.
19.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. The Parties agree and acknowledge that the payments made pursuant to the consideration section of this Agreement are not related to sexual harassment or sexual abuse and not intended to fall within the scope of 26 U.S.C. Section 162(q). Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.
20.Section 409A. It is intended that this Agreement comply with, or be exempt from, 26 U.S.C. Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Payments under the consideration section of this Agreement will be made no later than March 15 of the year following the calendar year in which this Agreement was signed. If, upon separation from service, Employee is a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A and triggered by a separation from service that would otherwise be paid within six (6) months after Employee’s separation from service will instead be paid in the seventh month following Employee’s separation from service or, if earlier, upon Employee’s death (to the extent required by Section 409A(a)(2)(B)(i)). With respect to any payment under this Agreement that is subject to Section 409A, if payment is otherwise due prior to the latest date on which the release may become irrevocable and the period between separation from service and such date spans two (2) calendar years, payment shall be made in the second of those two (2) years. The Company and Employee will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Employee under Section 409A. Nothing in this Agreement shall be construed or interpreted to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from Employee to the Company, and in no event will the Releasees reimburse Employee for any taxes that may be imposed on Employee as a result of Section 409A.
21.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
22.No Representations. Employee represents that Employee has had an opportunity to consult with an attorney and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.
23.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision.
24.Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party will be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.
25.Arbitration. Except as prohibited by law, the Parties agree that, following the Termination Date, any and all disputes arising out of the terms of this Agreement, their interpretation, Employee’s employment with the Company or the terms thereof, or any of the matters herein released, will be subject to arbitration under the Federal Arbitration Act (the “FAA”) and that the FAA will govern and apply to this arbitration provision with full force and effect; however, without limiting any provisions of the FAA, a motion or petition or action to compel arbitration may also be brought in state court under the procedural provisions of such state’s laws relating to motions or petitions or actions to compel arbitration. Employee agrees that, to the fullest extent permitted by the FAA, Employee will not initiate or maintain any dispute on a class action, collective action, or representative on behalf of other employees action basis either in court or in arbitration, and Employee further agrees to waive the right to initiate or maintain such an action. Employee further agrees not to have any of Employee’s disputes adjudicated on Employee’s behalf in any class action, collective action, or representative on behalf of other employees action. If Employee is allowed by applicable law, notwithstanding this Agreement, to bring a Private Attorneys General Act claim and Employee seeks to do so, Employee must arbitrate that claim on an individual basis as a representative of the State of California.

Any arbitration will occur in the county in which the Employee last worked for the Company before JAMS, pursuant to its Employment Arbitration Rules & Procedures (“JAMS Rules”), except as expressly provided in this section.  The Parties agree that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, and motions to dismiss and to strike, applying the standards set forth under the Federal Rules of Civil Procedure.  The Parties agree that the arbitrator will issue a written decision on the merits.  The Parties also agree that the arbitrator will have the power to award any remedies available under applicable law, and that the arbitrator may award attorneys’ fees and costs to the prevailing party, where permitted by applicable law.  The arbitrator may grant injunctions and other relief in such disputes.  The decision of the arbitrator will be final, conclusive, and binding on the parties to the arbitration.  The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  The parties to the arbitration will each pay an equal share of the costs and expenses of such arbitration, and each party will separately pay for its respective counsel fees and expenses; provided, however, that the arbitrator may award attorneys’ fees and costs to the prevailing party, except as prohibited by law.  The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.  Notwithstanding the foregoing, this section will not prevent either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to this Agreement and the Agreements incorporated herein by reference.  Should any part of the arbitration agreement contained in this section conflict with any other arbitration agreement between the Parties, the Parties agree that, following the Termination Date, this arbitration agreement in this section will govern.

26.Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement (except for its arbitration provision which is superseded by the arbitration provision in this Agreement), the Indemnification Agreement, and the Stock Agreements.
27.No Oral Modification. This Agreement may only be amended in a writing signed by Employee and a duly-authorized representative of the Company other than Employee.
28.Governing Law. With the exception of the arbitration provision which is governed by the FAA, for the purposes of interpreting and enforcing the contractual terms of this Agreement, the laws of the State of California will govern, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of California
29.Protected Disclosures and Other Protected Actions. Notwithstanding any other provision of this Agreement, nothing in this Agreement prevents Employee from: (i) filing and/or pursuing a charge, complaint, or report with any federal, state or local governmental agency or commission (a “Government Agency”); (ii) communicating with any Government Agency or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency, including Employee’s ability to provide documents or other information, without notice to the Company; (iii) providing truthful testimony in litigation, arbitration, or to a governmental agency if compelled by subpoena or similar mechanism; and/or (iv) discussing or disclosing information about sexual harassment, sexual assault, or unlawful acts in the workplace, including harassment, discrimination or other conduct Employee has reasonable cause to believe is unlawful. If Employee files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on Employee’s behalf, or if any other third party pursues any claim on Employee’s behalf, Employee waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action). In connection with the protected disclosures and other protected action mentioned in this paragraph, employees are permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. In making any such disclosures or communications, employees must take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the relevant government agencies. The protected disclosures and other protected actions mentioned in this paragraph does not include the disclosure of any Company attorney-client privileged communications or attorney work product; any such disclosure, without the Company’s written consent, violates Company policy and is a material breach of this Agreement. Nothing in this Agreement is intended to limit

Employee’s ability to communicate directly with the Securities and Exchange Commission in accordance with Section 21F of the Securities Exchange Act of 1934, which provides for Securities Whistleblower Incentives and Protections.
30.Effective Date. Employee acknowledges Employee was first given this Agreement on March 11, 2023. Employee understands he must sign this Agreement no later than five business days following the Termination Date or this Agreement will be null and void. Employee understands that each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).
31.Counterparts. This Agreement may be executed in counterparts and by electronic signature, and each counterpart and electronic signature will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.
32.Acknowledgements; Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that: (a) Employee has read this Agreement; (b) Employee has the right to consult an attorney regarding this Agreement, and has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has voluntarily elected not to retain legal counsel; (c) Employee has been provided with a reasonable time period to consult with an attorney and consider this Agreement, and if Employee signs and returns a copy of this Agreement in less than the time allotted, Employee acknowledges that Employee has knowingly, voluntarily and without any inducement by the Company, chosen to waive such time period allotted for considering this Agreement; (d) Employee understands the terms and consequences of this Agreement and of the releases it contains; and; (e) Employee is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

DOUGLAS MURPHY-CHUTORIAN, an individual

Dated: 4/1, 2023/s/ Douglas Murphy-Chutorian

Douglas Murphy-Chutorian

SEMLER SCIENTIFIC, INC.

Dated: 4/1, 2023By /s/ Abbie Leibowitz

Abbie Leibowitz

Director

EXHIBIT A

WARRANT REPURCHASE AGREEMENT

This WARRANT REPURCHASE AGREEMENT (this “Agreement”) is made as of       2023, by and between Semler Scientific, Inc., a Delaware corporation (the “Company”), and the undersigned holder of warrants to purchase shares of the Company’s capital stock (the “Warrantholder,” and together with the Company, the “Parties”).

WHEREAS, the Employee had purchased warrants from the Company and the Company has issued warrants to acquire 16,875 shares of the Company’s common stock at an exercise price of $4.00 per share, which expire July 31, 2023;

WHEREAS, on January 28, 2023 the Company agreed by unanimous written consent of the board of directors to repurchase of these warrants, at such date to be mutually agreed between the Company and Employee prior to the expiration at a price equal to the fair market value of the warrants by reference to the closing price per share of the underlying shares on the day of sale and taking into account the exercise price payable for such shares; and

WHEREAS, the Warrantholder wishes to sell to the Company and the Company wishes to purchase from the Warrantholder certain of the Warrants, as indicated on Schedule A hereto on the terms set forth herein, such repurchased Warrants, the “Repurchase Warrants.”

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Sale and Purchase of Repurchase Warrants. Subject to the terms and conditions hereof, at the Closing (as defined in Section 2 below), the Warrantholder hereby agrees to sell to the Company, and the Company hereby agrees to purchase from the Warrantholder, the Repurchase Warrants. The Company and the Warrantholder hereby irrevocably acknowledge and agree that, upon the sale of the Repurchase Warrants, the Warrantholder shall be entitled to receive an amount equal to the excess of the aggregate fair market value of the Repurchase Warrants over the aggregate exercise price of the Repurchase Warrants (such payments collectively, the “Purchase Price”), as specified on Schedule A hereto, subject to the Company’s collection of all applicable withholding taxes, if applicable.

2.Closing Date. The closing of the sale and purchase of the Warrants under this Agreement (the “Closing”) shall take place at such place and time as the Company and the Warrantholder may mutually agree as long as such date is prior to the Expiration of the Repurchase Warrants (such date is hereinafter referred to as the “Closing Date”).

3.Delivery. At the Closing, subject to the terms and conditions hereof, the Company will deliver to the Warrantholder the Purchase Price by wire of immediately available funds to the Warrantholder and the Warrantholder shall deliver the originally executed Warrants duly endorsed for transfer. Upon payment of the Purchase Price, the Repurchase Warrants, without further action by the Company or by the Warrantholder, shall be cancelled, terminated in full and rendered null and void and provide no further rights to acquire shares of the Company’s Common Stock.

4.Further Representations and Warranties. The Warrantholder hereby further represents and warrants as follows:

(a)The Warrantholder is duly organized and validly existing under the laws of the jurisdiction of its organization.

(b)The Warrantholder has full right, power and authority to sign this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Warrantholder and constitutes the valid and legally binding obligation of the Warrantholder enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity. All consents, judgments, authorizations and orders necessary for the execution and delivery by the Warrantholder of this Agreement have been obtained, and the Warrantholder need not give any notice to, make any filing with, or obtain any consent, judgment or approval of any governmental authority or any other person in order to consummate the transactions contemplated by this Agreement.

(c)The execution and delivery of this Agreement by the Warrantholder does not, the consummation of the transactions contemplated by this Agreement will not, and the performance of this Agreement by the Warrantholder will not conflict with or violate any law, judgment, proceeding or other restriction of any governmental authority or court applicable to the Warrantholder or by which the Warrantholder or any of the Warrantholder’s properties or assets is or may be bound or affected, or Warrantholder’s organizational documents.

(d)The Warrantholder has good and marketable title to the Warrants, free and clear of all encumbrances, and the transactions contemplated by this Agreement will not result in the imposition of any encumbrances or other obligations, such Warrants are not subject to any adverse claim, and such Warrants are not subject to any claims for brokerage commissions, finders’ fees or similar compensation, or any community property rights.

(e)At the Closing, all of the Warrantholder’s right, title and interest in and to the Repurchase Warrants shall terminate and the Warrantholder thereafter relinquishes and waives any and all rights and benefits it previously had with respect to the Repurchase Warrants, except for the right to receive the Purchase Price for the Repurchase Warrants in accordance with the terms of this Agreement.

(f)The Warrantholder acknowledges and agrees that the Warrantholder is delivering this Agreement in the Warrantholder’s own free will and not under any duress or undue influence and that the Warrantholder has had a reasonable opportunity to ask all reasonable questions and receive all answers from the Company concerning the terms and conditions of this Agreement as the Warrantholder has requested.

5.Tax Treatment. The Warrantholder hereby acknowledges that no representations have been made with respect to the tax treatment of any consideration that may be received pursuant to the terms of this Agreement. The Warrantholder acknowledges and agrees that any taxes that may be owed by the Warrantholder with respect to such consideration, including but not limited to any taxes, interest or penalties that may be owed pursuant to Section 409A of the

Internal Revenue Code of 1986, as amended, shall be the sole responsibility of the Warrantholder.

6.Additional Documents. The Warrantholder hereby agrees that he, she or it will, upon request of the Company, execute and deliver any additional documents reasonably appropriate or necessary in connection with the transactions contemplated by this Agreement.

7.Governing Law; Jurisdiction. This Agreement, the rights of the parties hereunder and all actions arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Each of the parties hereto hereby (i) irrevocably submits to the exclusive jurisdiction of the U.S. District Court located in the State of Delaware and the state courts of the State of Delaware for the purpose of any action among any of the parties relating to or arising in whole or in part under or in connection with this Agreement, (ii) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other action in any other court other than one of the above-named courts or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) agrees not to commence any such action other than before one of the above-named courts.

8.Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9.Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each Party intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

10.Specific Performance. Notwithstanding anything in this Agreement to the contrary, the parties agree that irreparable damage could occur in the event that any of the obligations, undertakings, covenants or agreements contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement, without any bond or other security being required, and to enforce specifically the terms and provisions of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which the parties are entitled at law or in equity.

11.Entire Agreement; Amendment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. This Agreement may not be amended except by an instrument in writing signed by the Warrantholder and the Company.

12.Counterparts and Facsimile Transmission. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format shall be effective as delivery of a manually executed counterpart to this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the latest date specified below.

SEMLER SCIENTIFIC, INC.

By:

Name:

Title:

Date:

WARRANTHOLDER

Murphy-Chutorian Family Trust U/D/T dated January 13,1997

By:

Name:

Title:

Date:

Schedule A

Issuance & Expiration Dates	Underlying Common Stock	Exercise Price	Aggregate Fair Market Value	Aggregate Exercise Price	Aggregate Repurchase Price
6/7/12 - 7/31/23	16,875	$4.00	$[•]	$67,500.00	$[•]

EXHIBIT B

OUTSTANDING OPTIONS

Grant Date	Expiration Date	Exercise Price	Vested Option Shares	Unvested Option Shares
11/08/2014	11/08/2024	2.10	71,000	0
01/01/2015	12/31/2024	1.96	75,000	0
10/29/2015	10/28/2025	3.44	180,000	0
12/31/2015	12/31/2025	2.56	60,000	0
02/18/2016	2/17/2026	2.23	125,000	0
01/20/2017	01/19/2027	1.72	125,000	0
01/01/2018	12/31/2027	8.00	125,000	0